Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ROTH CH ACQUISITION V CO.

December 1, 2023

Roth CH Acquisition V Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Roth CH Acquisition V Co.”.

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 5, 2020 under the name of “Roth CH Acquisition V Co.” and thereafter amended by a Certificate of Amendment to the Certificate of Incorporation on November 12, 2020 and a Certificate of Amendment to the Certificate of Incorporation on November 22, 2021. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on November 30, 2021 and thereafter amended by a Certificate of Amendment to the Certificate of Incorporation on May 17, 2023 (as amended, the “Amended and Restated Certificate”).

3. This Certificate of Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

4. This Certificate of Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5. The text of Paragraph D of Article SIXTH is hereby amended and restated to read in full as follows:

“The Corporation will not consummate any Business Combination unless it (or any successor) (i) has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of such Business Combination, or (ii) is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.”

6. The text of Paragraph E of Article SIXTH is hereby amended and restated to read in full as follows:

“In the event that the Corporation does not consummate a Business Combination by December 4, 2023, or, if the Corporation shall, in its sole discretion, extend the date by which the Corporation shall have to consummate a Business Combination, on a monthly basis, for up to an additional twelve months, through December 3, 2024 (or, in each case, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open, the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Fund plus any pro rata interest earned on the funds held in the Trust Fund and not previously released to the Corporation for its working capital requirements or necessary to pay its taxes divided by the total number of IPO Shares then outstanding.”

IN WITNESS WHEREOF, Roth CH Acquisition V Co. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Roth CH Acquisition V Co.

By:	/s/ John Lipman
Name:	John Lipman
Title:	Co-Chief Executive Officer and Co-Chairman of the Board